EXHIBIT 10.8

                              TERMINATION AGREEMENT


         This Termination Agreement (this "Termination Agreement") is made between One World Networks Integrated Technologies, Inc. ("OWNIT") and Biozhem Cosmeceuticals, Inc. ("Biozhem"), as of May 1, 2000, with reference to the following:

         A. OWNIT and Biozhem have entered into a certain Management Agreement dated as of July 14, 1999, as amended by that Multi-Party Amendment No. 1 executed on or about October 24, 1999 (the "Multi-Party Amendment"). The Management Agreement, as amended, shall be referred to as the "Management Agreement".

         B. The parties have also entered into certain other agreements including a Registration Rights Agreement, dated as of July 14, 1999, a Secured Promissory Note dated as of July 14, 1999, and a Restated Convertible Secured Promissory Note dated as of October 13, 1999, a Security Agreement dated as of July 14, 1999, and a Class A Warrant Agreement as amended by the Multi-Party Amendment (as amended, the "Warrant Agreement").

         C. The parties desire to terminate the Management Agreement and to resolve all other matters between them in an amicable manner.

         D. The parties further desire that all matters are resolved between OWNIT and Clifford Fowler ("Fowler"), an individual who holds two promissory notes issued by Biozhem (the "Notes").

         NOW THEREFORE, in consideration of the foregoing recitals, the mutual agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

         1. ADDITIONAL INVESTMENT BY OWNIT. OWNIT will make an additional investment in Biozhem in the amount of $175,000, to be structured as an exercise of Class A Warrants to purchase Biozhem's common stock, per the terms of the Management Agreement as amended. These funds shall be wire transferred to Biozhem's account immediately upon execution by the parties of this Termination Agreement and execution by Fowler of the form of release attached hereto as Exhibit A (the "Fowler Release"). Notwithstanding the foregoing, and taking into consideration that the exercise price of 888,666 of the Class A Warrants is $0.15 under the terms of the Management Agreement as amended, the parties have agreed that, upon exercise of the Class A Warrants as provided under this
Section 1 and Section 4 below ("Reimbursable Expenses"), OWNIT shall receive 958,521 shares of Biozhem's common stock, representing all the remaining Class A Warrants that are available.

         2. PURCHASE OF NAMES. OWNIT will purchase Biozhem's database of customer names, existing as of May 1, 2000, including all categories and locations, summarized approximately in the attached Exhibit B that was prepared by Biozhem personnel (the "Database"), for a guaranteed royalty of $40,000 to be paid over a four-month period, payable $10,000 each month in advance, commencing on May 1, 2000. Biozhem shall retain co-ownership of the Database. The parties acknowledge that OWNIT's purchase of the Database is an integral part of this Termination Agreement, and that OWNIT's failure to make the aforesaid royalty payment would be a material default hereunder. It is understood, however, that OWNIT shall have no obligation with respect to the purchase of the Database and the payment of the royalty until this Termination Agreement and the Fowler Release are fully executed by all parties.

         3. TERMINATION OF MANAGEMENT AGREEMENT. The Management Agreement as amended is hereby terminated and neither party shall have any obligations to the other party thereunder, except for the following provisions, which shall survive the termination of the Management Agreement as amended: the reference and/or arbitration provisions set forth in Section 15 and Exhibit C of the Management Agreement as amended, the confidentiality provisions set forth in Section 16 and any other provisions of the Management Agreement as amended and the Multi-Party Amendment relating to the Class A Warrants.

         4. Intentionally Omitted.

         5. WAIVER OF MANAGEMENT FEES. OWNIT shall waive any claim to any management fees under the Management Agreement as amended.

         6. UNPAID SALES TAXES. Upon receipt of the funds to be transferred by OWNIT to Biozhem hereunder, Biozhem shall pay any and all of its outstanding state sales tax obligations and unpaid payroll tax obligations.

         7. WEBSITE SALES. OWNIT and Biozhem shall utilize their respective best efforts to continue to work together on mutually agreeable terms to sell Biozhem products on the website that OWNIT created for the purpose of selling such products.

         8. FULL SETTLEMENT AND MUTUAL RELEASE. The parties expressly acknowledge that this Termination Agreement fully resolves all disputes and claims arising between them, whether arising under the Management Agreement as amended, the Notes or otherwise. In furtherance of the foregoing, OWNIT and Biozhem each absolutely, fully and forever releases and discharges the other party, and the other party's respective officers, directors, partners, shareholders, affiliates, agents, representatives, employees, servants, successors-in-interest, assigns, attorneys, consultants or other advisors, whether past, present or future (collectively, "Agents"), from any and all claims or disputes against each other arising out of facts occurring prior to the date hereof, including but not limited to, any and all claims, demands, liabilities, obligations, losses, controversies, costs, expenses and attorneys' fees, of every kind, nature, character or description whatsoever, whether in law or in equity, whether arising under contract, tort or securities laws or otherwise, whether known or unknown and whether suspected or unsuspected.

         9. SECTION 1542 WAIVER. Each of the parties intends for this Termination Agreement to be effective as a full and final accord and satisfaction and release. In furtherance of this intention, each of the parties acknowledges reading and understanding Section 1542 of the Civil Code of the State of California, which provides as follows:

                  A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM, MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

Each of the parties hereby knowingly and voluntarily waives and relinquishes any and all rights and benefits which it or he has or may have under California Civil Code Section 1542 to the fullest extent that it or he may lawfully do so. Each party elects to, and does, assume unknown risks arising hereafter with respect to the subject matter of this Termination Agreement. Each of the parties hereto acknowledges that it or he may hereafter discover facts different from, or in addition to, those which now exist or are believed to the true with respect to the subject matter of this Termination Agreement, and agrees that this Termination Agreement shall nevertheless remain in full and complete force and effect. Each of the parties hereto acknowledges the waiver and relinquishment of its or his rights and benefits under California Civil Code
Section 1542 is an essential and material term of this Termination Agreement, without which it would not have been executed.

         10. EFFECT OF AGREEMENT. The mutual terms and conditions embodied in this Termination Agreement shall not constitute an admission of liability, blame or fault on the part of any of the parties.

         11. COSTS. Each of the parties shall assume responsibility for payment of all costs incurred by each of the parties in connection with the subject matter hereof, except as expressly provided herein.

         12. LEGAL ADVICE. Each of the parties acknowledges that it or he (a) has received independent legal advice from its or his attorneys with respect to the advisability of executing this Termination Agreement, (b) has made such investigation of the facts pertaining to this Termination Agreement as each has deemed necessary and appropriate, and (c) has not relied upon any statement or representation of any other party, or any other party's respective Agents, in executing this Termination Agreement. Each party has executed this Termination Agreement free from coercion, duress or undue influence. The provisions of this Termination Agreement shall be interpreted in a reasonable manner to effectuate the intentions of the parties, without regard to which party was responsible for drafting.

         13. ASSIGNMENT OF CLAIMS AND AUTHORITY. Each of the parties represents and warrants that it or he has not assigned or transferred to any other person or entity any right or claim which is the subject matter of this Termination Agreement. Each of the parties hereto represents and warrants to each of the others that it or he has the sole and complete right and authority to compromise, settle, release and discharge all such rights, claims, demands and causes of action which are the subject matter of this Termination Agreement.

         14. CORPORATE RESOLUTIONS. Prior to transfer of funds from OWNIT to Biozhem as provided in Sections 1 and 2 hereof, Biozhem shall provide to OWNIT a certified copy of corporate resolutions of Biozhem, in a form reasonably satisfactory to OWNIT, indicating among other things that Biozhem is authorized to take all actions required by it hereunder and that the person signing on behalf of Biozhem is authorized to do so.

         15. INTEGRATION. This Termination Agreement is the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements between the parties with respect to the matters contained herein. Any waiver or modification of any provision of this Termination Agreement shall be effective only if it is in writing and duly executed by the party against whom enforcement is sought.

         16. NO DISPARAGING REMARKS. Neither party shall make any disparaging remarks about the other party or its respective Agents, in connection with any matters relating to their relationship or dealings, the Management Agreement as amended, this Termination Agreement, Fowler, the Notes or otherwise.

         17. GOVERNING LAW. This Termination Agreement shall be governed by and construed in accordance with the laws of the State of California.

         18. REFERENCE AND/OR ARBITRATION. Any action brought to enforce any provision of this Termination Agreement, including any dispute regarding jurisdiction, shall be subject to a reference proceeding as set forth in Exhibit C of the Management Agreement as amended. If for any reason such reference proceeding is not available, any claim or dispute between the parties shall be subject to binding arbitration, as further provided in Exhibit C of the Management Agreement as amended. In any such action, whether a reference proceeding or arbitration, the prevailing party shall be entitled to recover its reasonable attorneys' fees and costs.

         19. MISCELLANEOUS. Each party to this Termination Agreement shall execute all instruments and documents and take all actions as may be reasonably required to effectuate this Termination Agreement, including without limitation the issuance of common stock of Biozhem pursuant to the terms hereof. Each provision of this Termination Agreement shall be valid and enforceable to the fullest extent permitted by law; if any provision shall be held to be invalid or unenforceable, the remainder of the Termination Agreement shall not be affected. No delay or omission in the exercise of any right or remedy shall impair such right or remedy or be construed as a waiver.

         IN WITNESS WHEREOF, the parties have executed this Termination Agreement as of the date first set forth above.

ONE WORLD NETWORKS
INTEGRATED TECHNOLOGIES, INC.,
a Nevada corporation



By:   /s/ Liz Edlic
Name: Liz Edlic
Title: CEO


BIOZHEM COSMECEUTICALS, INC.,
a Texas corporation




/s/  Marti Wolf
-----------------------------
By: Marti Wolf, President